Exhibit E

US$750,000,000 2.250% Notes due 2022 and US$750,000,000 3.625% Notes due 2042 Name and Addresses of Underwriters

HSBC Securities

452 Fifth Avenue

New York, New York 10018

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

One Bryant Park

New York, New York 10036